Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-161176 on Form S-4 of our report dated March 14, 2007 included in the 2008 Annual Report on Form 10-K of Speedway Motorsports, Inc. relating to the 2006 consolidated statements of income, stockholders’ equity and comprehensive income, and of cash flows before retrospective application of adjustments for discontinued operations (which report expressed an unqualified opinion and includes an explanatory paragraph relating to adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment).

/s/ Deloitte & Touche LLP

October 6, 2009

Charlotte, NC